NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated May 11, 2010)

This is a prospectus supplement to our prospectus dated May 11, 2010 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 9,438,449 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On February 4, 2011, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-11 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is February 4, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 3, 2011

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15288	11-3027591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 1018, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On February 3, 2011, the Registrant and David C. Kahn entered into an agreement (the “Agreement”) pursuant to which Mr. Kahn agreed to continue to serve as Chief Financial Officer of the Registrant through December 31, 2012.  In consideration for his services, Mr. Kahn will be compensated at the rate of $9,000 per month for the period from January 1, 2011 through December 31, 2011 and $9,450 per month from January 1, 2012 through December 31, 2012.  Mr. Kahn was also issued a five year option (the “Option”) to purchase 100,000 shares of the Registrant’s common stock at an exercise price of $1.59 per share.  The option vested 50,000 shares on the date of grant and the balance of 50,000 shares one year after the date of grant.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable.

The Agreement further provides that the Registrant may terminate the Agreement at any time for any reason.  In the event Mr. Kahn’s employment is terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2012.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Agreement, dated February 3, 2011, between the Registrant and David C. Kahn.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: February 4, 2011	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated February 3, 2011, between the Registrant and David C. Kahn.

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EXHIBIT 10.1

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1018
New York, N.Y. 10022

February 3, 2011

Mr. David Kahn
380 Hempstead Avenue, Suite 5
West Hempstead, New York  11552

Dear David:

On behalf of Network-1 Security Solutions, Inc. (the “Company”), this letter summarizes the terms upon which the Company will continue to retain your services as Chief Financial Officer of the Company.

The Company has agreed to use your services through the year ending December 31, 2012.  In consideration thereof, you shall receive the following compensation (the “Compensation”):

(i)	$9,000 per month from January 1, 2011 through December 31, 2011; and
(ii)	$9,450 per month from January 1, 2012 through December 31, 2012.

Subject to the approval of the Company’s Board of Directors, you will also receive options exercisable for five years (the “Option”) to purchase 100,000 shares of common stock, at an exercise price equal to the closing price of the Company’s common stock on the date of grant.  The Option shall vest as follows:  50,000 shares underlying the Option shall vest immediately and the balance shall vest on the one year anniversary date.  Notwithstanding the foregoing, upon a Change in Control of the Company (as defined below) all of the unvested shares underlying the Option shall become immediately exercisable and shall become one-hundred percent (100%) vested.

David Kahn
February 3, 2011

For purposes of this letter agreement, a “Change in Control” shall mean, with respect to the Company, the occurrence of any of the following events:

(i)  the shareholders of the Company approve  a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (ii) the shareholders of the Company approve a plan of complete liquidation of the Company, (iii) the Company consummates the sale or disposition of all or substantially all of its assets (other than to a subsidiary or subsidiaries) or (iv) any other event deemed to constitute a “Change of Control” by the Board of Directors of the Company.

As Chief Financial Officer of the Company you will be responsible, among other things, for the maintenance of the books and records of the Company, the preparation of tax returns and financial statements for the Board of Directors of the Company and for required financial filings with the Securities and Exchange Commission including certifications required to be signed by you as Chief Financial Officer.

You understand that your relationship with the Company will be as an independent contractor and not as an employee.  The Company may terminate this letter agreement and your services at any time for any reason.  However, in the event your employment is terminated without “Good Cause” (as defined below), you shall be entitled to receive the accelerated vesting of all remaining unvested shares underlying the Option and the lesser of (i) six months month’s Compensation or (ii) the remaining balance of the Compensation payable to you through December 31, 2012.  A termination for “Good Cause” shall be defined as follows:  (i) commission of an act constituting a felony or involving fraud, moral turpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (ii) failure to perform your duties as Chief Financial Officer which, if curable, shall not have been cured with 10 days written notice from the Company, (iii) failure to follow the lawful directions of the Board of Directors of the Company, which, if curable, shall not have been cured within 10 days written notice from the Company, or (iv) your material breach of the terms of this letter agreement.

David Kahn
February 3, 2011

It is a great pleasure to have you continue to serve Network-1 Security Solutions, Inc.  I fully expect that you will continue to make a major contribution to the Company’s success.  Kindly execute below to confirm your agreement to the terms set forth herein.

Sincerely, /s/ Corey M. Horowitz Corey M. Horowitz, Chairman and CEO

Agreed and Accepted:
  /s/ David C. Kahn

David C. Kahn, CPA

   2/3/2011

Dated:   February 3, 2011